Exhibit 99-B.8.31

Administrative Services Agreement

Franklin Templeton Services, LLC

Aetna Life Insurance and Annuity Company

Aetna Insurance Company of America

THIS AGREEMENT made as of July 20, 2001, by and between Franklin Templeton Services, LLC (the “Fund Administrator”), and Aetna Life Insurance and Annuity Company and Aetna Insurance Company of America (each of which is referred to as] (the “Company”), concerning certain administrative services with respect to each series (“Fund” or “Funds”) of Franklin Templeton Variable Insurance Products Trust (the “Trust”), which Funds are specified in the Participation Agreement, as may be amended from time to time, among the Company, the Trust, and Franklin Templeton Distributors, Inc. (the “Underwriter”), among others, dated July 20, 2001 (the “Participation Agreement”).

1.             Administrative Services. Administrative services for the Company’s Separate Accounts (the “Account” or “Accounts”) which invest in the Funds pursuant to the Participation Agreement, and administrative services for purchasers of variable life and annuity contracts (the “Contracts”) issued through the Accounts, are and shall be the responsibility of the Company. Administrative services with respect to the Funds in which the Accounts invest, and for purchasers of shares of the Funds, are and shall be the responsibility of the Fund Administrator or its affiliates. The Company has agreed to assist the Fund Administrator, as the Fund Administrator may request from time to time, with the provision of administrative services (“Administrative Services”) to the Funds, on a sub-administration basis, as they may relate to the investment in the Funds by the Accounts. It is anticipated that the Administrative Services may include, but may not be limited to, the services listed on Schedule A.

2.              Administrative Expense Payments. The Fund Administrator recognizes the Company, on behalf of the Accounts, as the shareholder of shares of the Funds purchased under the Participation Agreement on behalf of the Accounts. The Fund Administrator further recognizes that it will derive a substantial administrative convenience by virtue of having the Company be the shareholder of record of shares of the Funds purchased under the Participation Agreement, rather than multiple shareholders having record ownership of such shares. The Fund Administrator recognizes that the Company will provide administrative services necessary to facilitate investment in the Funds.

In consideration of the Administrative Services provided by the Company and the administrative convenience resulting to the Fund Administrator described above, the Fund Administrator agrees to pay the Company a fee as set forth in Schedule B.

3.              Computation of Administrative Expense Payments. The Fund Administrator will calculate and pay the Company a fee based on the average daily net assets for the preceding quarter, of shares of the Fund as to which the fee stated in Schedule B is to be calculated within thirty (30) days after the end of the three-month periods ending in January, April, July and October. Such payment will be by wire transfer unless the amount thereof is less than $500. Wire transfers will be sent to the bank account and in the manner specified by the Company.

Such wire transfer will be separate from wire transfers of redemption proceeds and distributions. Amounts less than $500 shall be paid by check or by another method acceptable to both parties.

For purposes of this Paragraph 3, the average daily net asset value of the shares of a Fund will be based on the net assets reported by the Trust on behalf of each Fund to the Company. No adjustments will be made to such net assets to correct errors in the net asset value so reported for any day unless such error is corrected and the corrected net asset value per share is reported to the Company before 5:00 p.m. Eastern time on the first Business Day after the day to which the error relates. “Business Day” will mean any day on which the New York Stock Exchange is open for trading and on which the Fund calculates its net asset value pursuant to the rules of the Securities and Exchange Commission.

4.              Confidentiality of Payment Rate. The Company acknowledges that the rate and amount of payments to be made to the Company under this Agreement are proprietary and confidential information of the Fund Administrator and its affiliates, and that disclosure of this information to third parties may cause damage to Fund Administrator or its affiliates. The Company agrees to take any and all reasonable actions to limit disclosure of this information to: (a) only those of its employees, officers, consultants and agents who need the information in order to perform their duties, and you agree to notify such persons of the terms of this paragraph; and (b) sponsors of 457 and 403(b) plans that require you to disclose such information as a condition of considering the purchase of Contracts for which Portfolios are investment options. In the event any other party seeks to compel disclosure of confidential information through judicial or administrative process, then the Company shall promptly give the Fund Administrator written notice of such demand and, if requested by the Fund Administrator, shall cooperate in the Fund Administrator’s efforts to challenge or limit any such disclosure. Violation of the confidentiality provision shall be grounds for immediate termination of the Agreement by the Fund Administrator in its sole discretion. Nothing in this Agreement shall prevent the Company from disclosing the existence of this Agreement in the Contracts’ prospectuses or elsewhere.

5.              Nature of Payments. The parties to this Agreement recognize and agree that the Fund Administrator’s payments to the Company relate to Administrative Services only and do not constitute payment in any manner for investment advisory services or for costs of distribution of Contracts or of shares of the Fund, and that these payments are not otherwise related to investment advisory or distribution services or expenses. The amount of the payments made by the Fund Administrator to the Company under this Agreement shall not be deemed to be conclusive with respect to actual administrative expenses incurred by the Company or savings of the Fund Administrator.

6.              Term. This Agreement will remain in full force and effect from the date of this Agreement, for so long as any assets of the Funds are attributable to amounts invested by the Account under the Participation Agreement, unless terminated in accordance with Paragraph 8 of this Agreement. In accordance with the Participation Agreement, the fee under this Agreement will continue to be due and payable with respect to the shares attributable to Contracts existing and in effect on the date this Agreement is terminated pursuant to Paragraph 8, below.

7.               Notice. Any notice shall be sufficiently given when sent by registered or certified mail to the other party at the address of such party set forth below or at such other address as such party may from time to time specify in writing to the other party. The quarterly statements called for in Paragraph 3 above should be sent to the Fund Administrator at the address specified in Paragraph 3.

If to the Company:

Aetna Life Insurance and Annuity Company
Aetna Insurance Company of America
151 Farmington Avenue
Hartford, CT 06156
Attention:	Julie Rockmore, Counsel

If to the Fund Administrator:

Franklin Templeton Services, LLC
777 Mariners Island Boulevard
San Mateo, California 94404
Attention:	Karen Skidmore

With a copy to:

Franklin Templeton Investments
777 Mariners Island Boulevard
San Mateo, California 94404
Attention:	Murray Simpson
General Counsel

8.              Termination. This Agreement may be terminated upon either: (1) thirty (30) days’ written notice from one party to the other; or (2) upon cessation of investment by the Account in the Fund pursuant to the Participation Agreement.

9.              Representation. The Company represents and agrees that it will maintain and preserve all records as required by law to be maintained and preserved in connection with providing the Administrative Services, and will otherwise comply with all laws, rules and regulations applicable to Administrative Services.

10.            Amendment. This Agreement may be amended only upon mutual agreement of the parties hereto in writing.

11.            Assignment. This Agreement shall not be assigned by either party without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, however, that such limitation shall not apply should the Fund Administrator cease to be the fund administrator for the Trust and the successor fund administrator for the Trust is willing to assume Fund Administrator’s responsibilities hereunder.

12.            Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original but all of which will together constitute one and the same instrument.

13.            Entire Agreement. This Agreement, together with the attached Schedules, contains the entire agreement among the parties with respect to the matters dealt with herein, and supersedes any prior or inconsistent agreements, documents, understandings or arrangements among the parties with respect to the subject matter of this Agreement.

14.            Indemnification. This Agreement will be subject to the indemnification provisions of the Participation Agreement.

15.         Arbitration. In the event of a dispute concerning any provision of this Agreement, either party may require the dispute to be submitted to binding arbitration under the commercial arbitration rules of the American Arbitration Association. Each party will pay its own costs and expenses. Judgment upon any arbitration award may be entered by any court having jurisdiction. This Agreement shall be interpreted in accordance with the laws of the state of California and shall be subject to any applicable federal securities laws.

16.         Form of Agreement. This Agreement shall create a separate agreement for each Company as though each Company had separately executed an identical Administrative Services Agreement with the Fund Administrator. No rights, responsibilities or liabilities arising under the Agreement as it pertains to one Company shall be enforceable by or against any party to the Agreement as it pertains to another Company.

17.         Trust Not a Party. The parties to this Agreement acknowledge and agree that the Trust is not directly or indirectly a party to this Agreement. If, however, the Trust shall be so deemed, the parties to this Agreement acknowledge and agree that any liabilities of the Trust arising, directly or indirectly, under this Agreement will be satisfied out of the assets of the Trust and that no trustee, officer, agent or holder of shares of beneficial interest of the Trust or any Fund will be personally liable for such liabilities. No Fund of the Trust will be liable for the obligations or liabilities of any other Fund.

Aetna Life Insurance and Annuity Company

By:	/s/ Laurie M. Tillinghast
Name:	Laurie M. Tillinghast
Title:	Vice President

Aetna Insurance Company of America

By:	/s/ Laurie M. Tillinghast
Name:	Laurie M. Tillinghast
Title:	Pursuant to a Delegation of Authority
Dated 8/12/98

Franklin Templeton Services, LLC

By:	/s/ Leslie M. Kratter
Name:	Leslie M. Kratter
Title:	Sr. Vice President & Secretary

Schedule A

Maintenance of Books and Records

•	Assist as necessary to maintain book entry records on behalf of the Funds regarding issuance to, transfer within (via net purchase orders) and redemption by the Accounts of Fund shares.

•

Maintain general ledgers regarding the Accounts’ holdings of Fund shares, coordinate and reconcile information, and coordinate maintenance of ledgers by financial institutions and other contract owner service providers.

Communication with the Funds

•	Serve as the designee of the Funds for receipt of purchase and redemption orders from the Account and to transmit such orders, and payment therefor, to the Funds.
•	Coordinate with the Funds’ agents respecting daily valuation of the Funds’ shares and the Accounts’ units.
•	Purchase Orders
-	Determine net amount available for investment in the Funds.
-	Deposit receipts at the Funds’ custodians (generally by wire transfer).

•	Redemption Orders
-	Determine net amount required for redemptions by the Funds.
-	Notify the custodian and Funds of cash required to meet payments.
•	Purchase and redeem shares of the Funds on behalf of the Accounts at the then-current price in accordance with the terms of each Fund’s then current prospectus.
•

Assistance in enforcing procedures adopted on behalf of the Trust to reduce, discourage, or eliminate market timing transactions in a Fund’s shares in order to reduce or eliminate adverse effects on a Fund or its shareholders.

Processing Distributions from the Funds

•	Process ordinary dividends and capital gains.
•	Reinvest the Funds’ distributions.

Reports

•

As requested by the Fund, periodic information reporting to the Funds, including, but not limited to, furnishing registration statements, prospectuses, statements of additional information, reports, solicitations for instructions, sales or promotional materials and any other filings with the Securities and Exchange Commission with respect to the Accounts invested in the Funds.

•

Periodic information reporting about the Funds to contract owners, including necessary delivery of the Funds’ prospectus and annual and semi-annual reports, as required by applicable law or regulation.

Fund-related Contract Owner Services

•

Maintain adequate fidelity bond or similar coverage for all Company officers, employees, investment advisors and other individuals or entities controlled by the Company who deal with the money and/or securities of the Funds.

•	Provide general information with respect to Fund inquiries (not including information about performance or related to sales).
•	Provide information regarding performance of the Funds and the subaccounts of the Accounts.
•	Oversee and assist the solicitation, counting and voting or contract owner voting interests in the Funds pursuant to Fund proxy statements.

Other Administrative Support

•	Provide other administrative and legal compliance support for the Funds as mutually agreed upon by the Company and the Funds or the Fund Administrator.
•	Relieve the Funds of other usual or incidental administrative services provided to individual contract owners.

Schedule B

Administrative Expense Payments

The Fund Administrator agrees to pay the Company a fee, computed daily and paid quarterly in arrears, equal to an annual rate as set forth below, applied to the average daily net assets of the shares of the Funds held in the subaccounts of the Accounts. The payment will be computed and paid in the manner described more completely in the Agreement.

Company	Product	Funds of the Trust	Fee	Effective Date
Aetna Life Insurance and Annuity Company	All products for which Funds of the Trust are investment options.

Franklin Growth and Income Securities Fund

Franklin Income Securities Fund

Franklin Small Cap Fund

Franklin U.S. Government Fund

Franklin Value Securities Fund

Mutual Shares Securities Fund

Templeton Developing Markets Securities Fund

Templeton Growth Securities Fund

Templeton International Securities Fund

			%	July 1, 2001
Aetna Insurance Company of America	All products for which Funds of the Trust are investment options.

Franklin Growth and Income Securities Fund

Franklin Income Securities Fund

Franklin Small Cap Fund

Franklin U.S. Government Fund

Franklin Value Securities Fund

Mutual Shares Securities Fund

Templeton Developing Markets Securities Fund

Templeton Growth Securities Fund

Templeton International Securities Fund

			%	July 1, 2001